Exhibit 10.20

CABELA’S INCORPORATED

RESTATED BONUS PLAN

RECITALS

WHEREAS, Cabela’s Incorporated, a Delaware corporation (the “Company”), has heretofore operated a bonus plan to (a) attract and retain employees who will strive for excellence and (b) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the operating profits and earning power of the Company; and

WHEREAS, the Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall not apply during the applicable reliance period.

WHEREAS, the Company desires to amend and restate said bonus plan.

NOW, THEREFORE, the Company hereby adopts the Cabela’s Incorporated Restated Bonus Plan, as follows:

ARTICLE 1

DEFINITIONS

1.1 “Board of Directors” shall mean the Board of Directors of Cabela’s Incorporated.

1.2 The “Committee” shall mean the Compensation Committee of Cabela’s Incorporated.

1.3 The “Company” shall mean Cabela’s Incorporated, a Delaware corporation, or its successors, the Plan sponsor for all purposes.

1.4 “Eligible Employee” shall mean an individual who is an exempt employee of the Company or any of its Subsidiaries, except for Richard N. Cabela and James W. Cabela.

1.5 “Plan” shall mean the Cabela’s Incorporated Restated Bonus Plan.

1.6 “President” shall mean the President and Chief Executive Officer of the Company.

1.7 “Subsidiary” shall mean each corporation, limited liability company or other business entity, (other than the Company), in an unbroken chain of corporations, limited liability companies, or other business entities, beginning with the Company. Each such entity shall be considered to be a “Subsidiary” of the Company, provided each such entity (other than the last entity in the unbroken chain) owns, at the time of determination, stock or limited liability company units possessing more than 50% of the total combined voting power of all classes of stock or limited liability company units in one of the other entities in such chain.

ARTICLE 2

ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought under the Plan. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part related to the Plan, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. All questions of interpretation and application of the Plan shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee.

ARTICLE 3

BONUS AWARDS

3.1 Bonus Pool. The aggregate bonus pool for a fiscal year shall be determined by the Committee in its sole discretion.

3.2 Allocations. The Committee shall determine the bonus pool to be paid under the Plan for the Company’s fiscal year in accordance with Section 3.1 above. Unless otherwise determined by the Committee, the aggregate bonus pool so determined shall be allocated among the Eligible Employees in accordance with this Section 3.2.

a. The President may be allocated a portion of the aggregate bonus pool in such amounts (if any) as may be determined by the Committee. In making its determination, the Committee shall take into account the contributions made by the President to the success of the Company for the fiscal year. Both the decision of the Committee to make an award to the President for the fiscal year and its determination of the amount of the award (if any) shall be final.

b. The President shall make recommendations to the Committee with respect to the particular officers of the Company who should also share in the aggregate bonus pool and the respective portion of the pool to be allocated to each such individual. In making his recommendation, the President shall take into account the respective contributions made by each such officer to the success of the Company for the fiscal year. On the basis of such recommendations, the Committee shall make the actual selection of the officers who are to receive an award and determine the amount to be allocated to each such individual. The determinations of the Committee shall be final.

c. A portion of the aggregate bonus pool for each fiscal year may also be allocated to Eligible Employees who are not officers of the Company. One or more officers of the Company may make recommendations to the President with respect to the non-officer Eligible Employees who should share in such pool and the portion of the pool to be allocated to each such individual. The President shall review such recommendations and shall, in his discretion, submit one or more of such recommendations (with such adjustments as he deems appropriate) to the Committee for consideration. On the basis of such recommendations, the Committee may select one or more of such non-officer Eligible Employees to share in the bonus pool and determine the amount of such pool to be allocated to each selected individual. The determinations of the Committee shall be final.

3.3 Entitlement to Bonus. No Eligible Employee, including the President and officers of the Company, shall earn any portion of a bonus award under the Plan until and only if there has been an allocation to such Eligible Employee pursuant to Section 3.2 above and until such bonus award has either been paid or communicated in writing to such Eligible Employee. If an Eligible Employee receives no allocation under Section 3.2 above, then such Eligible Employee shall not be entitled to any bonus under the Plan.

3.4 Termination of Employment and Leaves of Absence. If an Eligible Employee ceases to be employed by either the Company or one or more of its Subsidiaries for any reason on or before the date when the bonus is allocated, then he or she shall not earn, be entitled to or receive any bonus under the Plan. If an Eligible Employee is on a leave of absence for a portion of the fiscal year, the bonus to be awarded may, in the sole discretion of the Committee, be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave.

3.5 Committee Report. Following completion of the bonus calculation and allocation described in this Article 3, the Committee shall issue a written report containing the final calculation and allocation to the Board of Directors.

ARTICLE 4

PAYMENT OF BONUS AWARDS

The individual bonus award allocated to each Eligible Employee pursuant to Article 3 shall be paid to such Eligible Employee at such times and subject to such conditions as shall be determined by the Committee no later than 90 days after completion of the annual audit of the Company’s financial statements by its independent auditors, regardless of whether the individual has remained an Eligible Employee.

ARTICLE 5

MISCELLANEOUS

5.1 Plan Amendments; Termination. The Board of Directors may at any time amend, suspend or terminate the Plan, provided that it must do so in a written resolution and such action shall not adversely affect rights and interests of Plan participants to individual bonuses earned prior to such amendment, suspension or termination.

5.2 Benefits Unfunded. No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

5.3 Benefits Nontransferable. No Plan participant shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Eligible Employee’s creditors or to attachment, execution or other process of law.

5.4 No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Except to the extent evidenced by a separate written agreement specifically signed and entered into by and between the Company and any Eligible Employee, each Eligible Employee will be employed “at will,” which means that either such Eligible Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

5.5 Entire Plan Document. This Plan document is the full and complete embodiment of the Plan.

5.6 Headings. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be disregarded in the construction of any provisions hereof. All references in this Plan to Articles and Sections are to Articles and Sections of this Plan unless specified otherwise.

5.7 Governing Law. This Plan shall be construed in accordance with the laws of the state of incorporation of the Company to the extent federal law does not supersede and preempt such law.

5.8 Indemnity. With respect to administration of the Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled without further act on his or her part to indemnity from the Company, for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him or her in connection with or arising out of any action, suit or proceeding in which he or she may be involved by reason of his or her being or having been a member of the Committee and the Board of Directors, whether or not he or she continues to be such a member of the Committee and the Board of Directors at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee and the Board of Directors (a) in respect of matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his or her duty as a member of the Committee and/or the Board of Directors, or (b) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any member of the Committee and the Board of Directors unless, within ten (10) days after institution of any such action, suit, or proceeding, he or she shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, or administrators of each such member of the Committee and the Board of Directors and shall be in addition to all other rights to which such member of the Committee and the Board of Directors may be entitled as a matter of law, contract, or otherwise.

5.9 Gender. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

IN WITNESS WHEREOF, pursuant to action taken by the Board of Directors, the undersigned has executed this instrument on this 18th day of June, 2004.

CABELA’S INCORPORATED , a Delaware corporation

By:	/s/ DENNIS HIGHBY
President and Chief Executive Officer

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